Preliminary Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement STOCK LIRN-1 dated January 2, 2026)	Subject to Completion Dated May 4, 2026	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	May , 2026 May , 2026 May , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Technology Sector Stocks

▪▪ Maturity of approximately two years, if not called prior to maturity

▪▪ Automatic call of the notes at [$11.725 to 11.825] per unit if the Observation Level of the Basket (as defined below) on the Observation Date is at or above the Starting Value

▪▪ The Observation Date will occur approximately one year after the pricing date

▪▪ If the notes are not called, at maturity:

▪ 200% leveraged upside exposure to increases in the Basket

▪ 1-to-1 downside exposure to decreases in the Basket, with 100.00% of your principal at risk

▪▪ The Basket will be composed of fifteen technology sector equity securities as specified under “The Basket” in this term sheet (the “Basket Stocks”). Each of the Basket Stocks will be given an approximately equal weight.

▪▪ All payments are subject to the credit risk of Barclays Bank PLC.

▪▪ No periodic interest payments

▪▪ In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

▪▪ Limited secondary market liquidity, with no exchange listing

▪▪ The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-8 of product supplement STOCK LIRN-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $9.021 and $9.066 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-4 and “Risk Factors” beginning on page TS-8 of this term sheet.

_

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to Barclays	$ 9.825	$
(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

May , 2026

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Summary

The Autocallable Leveraged Index Return Notes® Linked to a Basket of Fifteen Technology Sector Stocks, due May    , 2028 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes will be automatically called if the Observation Level of the Market Measure, which is the basket of fifteen technology sector stocks described below (the “Basket”), is equal to or greater than the Call Level on the Observation Date. If the notes are called, you will receive the Call Amount on the Call Settlement Date, and no further amounts will be payable on the notes. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Basket is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be composed of fifteen technology sector equity securities as specified under “The Basket” in this term sheet (each a “Basket Stock”). On the pricing date, each Basket Stock will be given an approximately equal weight.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. This range of estimated values may not correlate on a linear basis with the range of Call Amounts and Call Premiums for the notes. The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes
Issuer:	Barclays Bank PLC (“Barclays”)	Call Level:	100.00 (100% of the Starting Value)
Principal Amount:	$10.00 per unit	Observation Level:	The value of the Basket on the Observation Date, calculated as specified in “The Basket” below
Term:	Approximately two years, if not called on the Observation Date	Observation Date:	On or about June , 2027, approximately one year after the pricing date. The scheduled Observation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-23 of product supplement STOCK LIRN-1.
Market Measure:	An approximately equally weighted basket (the “Basket”) composed of fifteen technology sector equity securities. See “The Basket” in this term sheet for information about the Basket Stocks, including ticker symbols and weightings on the pricing date.	Call Settlement Date:	Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described beginning on page PS-23 of product supplement STOCK LIRN-1
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.	Call Amount (per Unit) and Call Premium:	[$11.725 to 11.825], representing a Call Premium of [17.25% to 18.25%] of the principal amount, if called on the Observation Date. The actual Call Amounts and Call Premiums will be determined on the pricing date.
Ending Value:	The value of the Basket on the calculation day, calculated as specified in “The Basket” below. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement STOCK LIRN-1.	Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date
Price Multiplier:	For each Basket Stock, 1, subject to adjustment for certain corporate events relating to that Basket Stock, as described beginning on page PS-26 of product supplement STOCK LIRN-1	Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Threshold Value:	100.00 (100% of the Starting Value)	Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”)
Participation Rate:	200%

Autocallable Leveraged Index Return Notes®	TS-2

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Payment Determination

Automatic Call Provision

The notes will be called automatically on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Leveraged Index Return Notes®	TS-3

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK LIRN-1 dated January 2, 2026: http://www.sec.gov/Archives/edgar/data/312070/000095010326000062/dp239313_424b2-stocklirn.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

“Leveraged Index Return Notes®” and “LIRNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Autocallable Leveraged Index Return Notes®	TS-4

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to accept an early exit from your investment and receive a return on your investment capped at the return represented by the Call Premium if the Observation Level is equal to or greater than the Call Level.

▪	You anticipate that the notes will be automatically called or that the value of the Basket will increase from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the notes are not automatically called and the value of the Basket decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning the Basket Stocks.

▪	You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described above.

▪	You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount, as applicable.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the notes will not be automatically called and that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning the Basket Stocks.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Autocallable Leveraged Index Return Notes®	TS-5

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date.

Autocallable Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200.00% and the Threshold Value of 100% of the Starting Value. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Threshold Value of 100.00, the Participation Rate of 200.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, whether the notes are called on the Observation Date, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in the Basket Stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1,2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
103.00	3.00%	$10.60	6.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
130.00	30.00%	$16.00	60.00%
150.00	50.00%	$20.00	100.00%
200.00	100.00%	$30.00	200.00%
(1)	This is the Threshold Value.

(2)	The Starting Value will be set to 100.00 on the pricing date.

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 102.00
= $10.40 Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of product supplement STOCK LIRN-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	If the notes are called, your investment return is limited to the return represented by the Call Premium. If, on the Observation Date, the Observation Level is greater than or equal to the Call Level, we will automatically call the notes. If the notes are automatically called, your return will be limited to the return represented by the Call Premium, regardless of the extent of any increase in the value of the Basket.

▪	If the notes are automatically called, you will be subject to reinvestment risk.

▪	Changes in the price of one Basket Stock may be offset by changes in the prices of the other Basket Stocks.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in

Autocallable Leveraged Index Return Notes®	TS-8

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

“Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes will not be a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS. We have the right to appoint and remove the calculation agents.

Basket-related Risks

▪	None of the issuers of the Basket Stocks (together, the “Underlying Companies”) will have any obligations relating to the notes, and none of us, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.

▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

▪	The payment on the notes will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of the LIRNS—Anti-Dilution Adjustments” beginning on page PS-26 of product supplement STOCK LIRN-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described below under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Risk Factors

(A)	The stocks included in the Basket are concentrated in one sector. All of the stocks included in the Basket are issued by companies in the technology sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the technology sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028
(B)	An investment in the notes is subject to risks associated with investing in stocks in the technology sector. The Basket Stocks are issued by companies whose primary business is directly associated with the technology sector. Because the value of the notes is linked to the performance of the Basket Stocks, an investment in the notes exposes investors to risks associated with investments in the stocks of companies in the technology sector. The profitability of technology companies can be significantly affected by intense competition and rapid product obsolescence. Technology companies may also have limited product lines, markets, financial resources or personnel. In addition, technology companies are heavily dependent on intellectual property rights, and the loss or impairment of those rights could adversely affect the prices of the Basket Stocks and increase the volatility of the Basket. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the technology sector than a different investment linked to a more broadly diversified group of issuers. All of these factors could have an adverse effect on the price of the Basket Stocks and, therefore, on the value of the notes.

(C)	An investment in the notes is subject to risks associated with non-U.S. companies with respect to the Class A subordinate voting shares of Shopify Inc. An investment linked to the value of securities issued by non-U.S. companies, such as the Class A subordinary voting shares of Shopify Inc., which are issued by a company incorporated under the laws of Canada, involves risks associated with Canada. The prices of such company’s securities may be affected by political, economic, financial and social factors in Canada, including changes in Canadian government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

Autocallable Leveraged Index Return Notes®	TS-10

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Stocks from the Starting Value to the Ending Value of the Basket. The Basket Stocks are listed in the table below and are further described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the LIRNs—Basket Market Measures” beginning on page PS-33 of product supplement STOCK LIRN-1.

If April 28, 2026 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Ticker	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Common stock of Adobe Inc.	ADBE UW<Equity>	6.67%	$243.20	0.02742599	6.67
Class A common stock of AppLovin Corporation	APP UW<Equity>	6.67%	$449.03	0.01485424	6.67
Common stock of Cadence Design Systems, Inc.	CDNS UW<Equity>	6.67%	$325.31	0.02050352	6.67
Common stock of Salesforce, Inc.	CRM UN<Equity>	6.67%	$181.32	0.03678579	6.67
Common stock of Cisco Systems, Inc.	CSCO UW<Equity>	6.67%	$86.86	0.07679024	6.67
Common stock of Dynatrace, Inc.	DT UN<Equity>	6.67%	$35.99	0.18532926	6.67
Common stock of HubSpot, Inc.	HUBS UN<Equity>	6.67%	$225.97	0.02951719	6.67
Common stock of Intuit Inc.	INTU UW<Equity>	6.67%	$400.38	0.01665917	6.67
Common stock of Microsoft Corporation	MSFT UW<Equity>	6.67%	$429.25	0.01553873	6.67
Common stock of ServiceNow, Inc.	NOW UN<Equity>	6.67%	$90.49	0.07370980	6.67
Common stock of Oracle Corporation	ORCL UN<Equity>	6.62%	$165.96	0.03988913	6.62
Common stock of Palo Alto Networks, Inc.	PANW UW<Equity>	6.67%	$180.99	0.03685286	6.67
Class A common stock of Palantir Technologies Inc.	PLTR UW<Equity>	6.67%	$141.18	0.04724465	6.67
Class A subordinate voting shares of Shopify Inc.	SHOP UW<Equity>	6.67%	$122.05	0.05464973	6.67
Common stock of Snowflake Inc.	SNOW UN<Equity>	6.67%	$142.56	0.04678732	6.67
				Starting Value	100.00
(1)	The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of the LIRNS—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” in product supplement STOCK LIRN-1.

(2)	These were the Closing Market Prices of the Basket Stocks on April 28, 2026.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on April 28, 2026 and rounded to eight decimal places.

The calculation agents will calculate the Ending Value of the Basket by summing the products of the Closing Market Price of each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK LIRN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of the LIRNs—Basket Market Measures—Ending Value of the Basket” in product supplement STOCK LIRN-1.

Autocallable Leveraged Index Return Notes®	TS-11

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical daily historical performance of the Basket from April 15, 2021 through April 28, 2026. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of April 15, 2021, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Autocallable Leveraged Index Return Notes®	TS-12

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

The Basket Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the price of the Basket Stocks and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.

Autocallable Leveraged Index Return Notes®	TS-13

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Adobe Inc.

Adobe Inc. is a technology company that offers business professionals, consumers, creators, creative professionals and marketing professionals platforms and tools to create and develop digital content and media. This Basket Stock trades on The Nasdaq Stock Market under the symbol “ADBE”. The company’s CIK Number is 0000796343.

The following graph shows the daily historical performance of ADBE in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of ADBE was $243.20. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on ADBE is not necessarily indicative of the future performance of ADBE or what the value of the notes may be. Any historical upward or downward trend in the price per share of ADBE during any period set forth above is not an indication that the price per share of ADBE is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of ADBE.

Autocallable Leveraged Index Return Notes®	TS-14

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

AppLovin Corporation

AppLovin Corporation provides advertising products and services for businesses. This Basket Stock trades on The Nasdaq Stock Market under the symbol “APP”. The company’s CIK Number is 0001751008.

The following graph shows the daily historical performance of APP in the period from April 15, 2021 through April 28, 2026. APP began regular trading on The Nasdaq Stock Market on April 15, 2021 and therefore has limited performance history. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of APP was $449.03. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on APP is not necessarily indicative of the future performance of APP or what the value of the notes may be. Any historical upward or downward trend in the price per share of APP during any period set forth above is not an indication that the price per share of APP is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of APP.

Autocallable Leveraged Index Return Notes®	TS-15

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Cadence Design Systems, Inc.

Cadence Design Systems, Inc. develops computational, AI-driven software, accelerated hardware, and silicon intellectual property products and services. This Basket Stock trades on The Nasdaq Stock Market under the symbol “CDNS”. The company’s CIK Number is 0000813672.

The following graph shows the daily historical performance of CDNS in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of CDNS was $325.31. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on CDNS is not necessarily indicative of the future performance of CDNS or what the value of the notes may be. Any historical upward or downward trend in the price per share of CDNS during any period set forth above is not an indication that the price per share of CDNS is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CDNS.

Autocallable Leveraged Index Return Notes®	TS-16

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Salesforce, Inc.

Salesforce, Inc. is a provider of customer relationship management technology. This Basket Stock trades on the New York Stock Exchange under the symbol “CRM”. The company’s CIK Number is 0001108524.

The following graph shows the daily historical performance of CRM in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of CRM was $181.32. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on CRM is not necessarily indicative of the future performance of CRM or what the value of the notes may be. Any historical upward or downward trend in the price per share of CRM during any period set forth above is not an indication that the price per share of CRM is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CRM.

Autocallable Leveraged Index Return Notes®	TS-17

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Cisco Systems, Inc.

Cisco Systems, Inc. designs and sells a range of technologies across networking, security, collaboration and observability and provides related technical support services and advanced services. This Basket Stock trades on The Nasdaq Stock Market under the symbol “CSCO”. The company’s CIK Number is 0000858877.

The following graph shows the daily historical performance of CSCO in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of CSCO was $86.86. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on CSCO is not necessarily indicative of the future performance of CSCO or what the value of the notes may be. Any historical upward or downward trend in the price per share of CSCO during any period set forth above is not an indication that the price per share of CSCO is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CSCO.

Autocallable Leveraged Index Return Notes®	TS-18

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Dynatrace, Inc.

Dynatrace, Inc. operates a platform that provides observability, continuous runtime application security and advanced AI to support IT operations, development, security, business and executive teams. This Basket Stock trades on the New York Stock Exchange under the symbol “DT”. The company’s CIK Number is 0001773383.

The following graph shows the daily historical performance of DT in the period from August 1, 2019 through April 28, 2026. DT began regular trading on the New York Stock Exchange on August 1, 2019 and therefore has limited performance history. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of DT was $35.99. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on DT is not necessarily indicative of the future performance of DT or what the value of the notes may be. Any historical upward or downward trend in the price per share of DT during any period set forth above is not an indication that the price per share of DT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of DT.

Autocallable Leveraged Index Return Notes®	TS-19

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

HubSpot, Inc.

HubSpot, Inc. provides an agentic customer platform to assist marketing, sales and customer service teams. This Basket Stock trades on the New York Stock Exchange under the symbol “HUBS”. The company’s CIK Number is 0001404655.

The following graph shows the daily historical performance of HUBS in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of HUBS was $225.97. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on HUBS is not necessarily indicative of the future performance of HUBS or what the value of the notes may be. Any historical upward or downward trend in the price per share of HUBS during any period set forth above is not an indication that the price per share of HUBS is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of HUBS.

Autocallable Leveraged Index Return Notes®	TS-20

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Intuit Inc.

Intuit Inc. is a financial technology platform that provides financial management, compliance and marketing products and services to consumers, small and mid-market businesses, and accountants. This Basket Stock trades on The Nasdaq Stock Market under the symbol “INTU”. The company’s CIK Number is 0000896878.

The following graph shows the daily historical performance of INTU in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of INTU was $400.38. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on INTU is not necessarily indicative of the future performance of INTU or what the value of the notes may be. Any historical upward or downward trend in the price per share of INTU during any period set forth above is not an indication that the price per share of INTU is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of INTU.

Autocallable Leveraged Index Return Notes®	TS-21

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Microsoft Corporation

Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions. This Basket Stock trades on The Nasdaq Stock Market under the symbol “MSFT”. The company’s CIK Number is 0000789019.

The following graph shows the daily historical performance of MSFT in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of MSFT was $429.25. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on MSFT is not necessarily indicative of the future performance of MSFT or what the value of the notes may be. Any historical upward or downward trend in the price per share of MSFT during any period set forth above is not an indication that the price per share of MSFT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MSFT.

Autocallable Leveraged Index Return Notes®	TS-22

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

ServiceNow, Inc.

ServiceNow, Inc. operates a cloud-based platform that helps public and private organizations govern, secure and manage artificial intelligence and digitalize and streamline workflows. This Basket Stock trades on the New York Stock Exchange under the symbol “NOW”. The company’s CIK Number is 0001373715.

The following graph shows the daily historical performance of NOW in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of NOW was $90.49. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on NOW is not necessarily indicative of the future performance of NOW or what the value of the notes may be. Any historical upward or downward trend in the price per share of NOW during any period set forth above is not an indication that the price per share of NOW is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NOW.

Autocallable Leveraged Index Return Notes®	TS-23

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Oracle Corporation

Oracle Corporation provides products and services that address enterprise information technology needs. This Basket Stock trades on the New York Stock Exchange under the symbol “ORCL”. The company’s CIK Number is 0001341439.

The following graph shows the daily historical performance of ORCL in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of ORCL was $165.96. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on ORCL is not necessarily indicative of the future performance of ORCL or what the value of the notes may be. Any historical upward or downward trend in the price per share of ORCL during any period set forth above is not an indication that the price per share of ORCL is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of ORCL.

Autocallable Leveraged Index Return Notes®	TS-24

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Palo Alto Networks, Inc.

Palo Alto Networks, Inc. is a cybersecurity provider that offers cybersecurity platforms and services to help secure enterprise users, networks, clouds and endpoints. This Basket Stock trades on The Nasdaq Stock Market under the symbol “PANW”. The company’s CIK Number is 0001327567.

The following graph shows the daily historical performance of PANW in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of PANW was $180.99. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on PANW is not necessarily indicative of the future performance of PANW or what the value of the notes may be. Any historical upward or downward trend in the price per share of PANW during any period set forth above is not an indication that the price per share of PANW is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of PANW.

Autocallable Leveraged Index Return Notes®	TS-25

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Palantir Technologies Inc.

Palantir Technologies Inc. develops software that helps organizations integrate their data, decisions and operations at scale. This Basket Stock trades on The Nasdaq Stock Market under the symbol “PLTR”. The company’s CIK Number is 0001321655.

The following graph shows the daily historical performance of PLTR in the period from September 30, 2020 through April 28, 2026. PLTR began trading on the New York Stock Exchange on September 30, 2020 (but currently trades on The Nasdaq Stock Market) and therefore has limited performance history. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of PLTR was $141.18. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on PLTR is not necessarily indicative of the future performance of PLTR or what the value of the notes may be. Any historical upward or downward trend in the price per share of PLTR during any period set forth above is not an indication that the price per share of PLTR is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of PLTR.

Autocallable Leveraged Index Return Notes®	TS-26

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Shopify Inc.

Shopify Inc., a Canadian company, is a provider of internet infrastructure for commerce that offers merchants software to display, manage, market and sell their products over different sales channels and that provides a back end that merchants use to manage their business and buyers across these multiple sales channels. This Basket Stock trades on The Nasdaq Stock Market under the symbol “SHOP”. The company’s CIK Number is 0001594805.

The following graph shows the daily historical performance of SHOP in the period from January 1, 2016 through April 28, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of SHOP was $122.05. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on SHOP is not necessarily indicative of the future performance of SHOP or what the value of the notes may be. Any historical upward or downward trend in the price per share of SHOP during any period set forth above is not an indication that the price per share of SHOP is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of SHOP.

Autocallable Leveraged Index Return Notes®	TS-27

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Snowflake Inc.

Snowflake Inc. operates a technology platform that supports a range of product categories that enable its customers’ business objectives, including analytics, data engineering, artificial intelligence and applications and collaboration. This Basket Stock trades on the New York Stock Exchange under the symbol “SNOW”. The company’s CIK Number is 0001640147.

The following graph shows the daily historical performance of SNOW in the period from September 16, 2020 through April 28, 2026. SNOW began regular trading on the New York Stock Exchange on September 16, 2020 and therefore has limited performance history We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 28, 2026, the Closing Market Price of SNOW was $142.56. The graph below may reflect adjustments in response to certain corporate actions, such as stock splits and reverse stock splits.

This historical data on SNOW is not necessarily indicative of the future performance of SNOW or what the value of the notes may be. Any historical upward or downward trend in the price per share of SNOW during any period set forth above is not an indication that the price per share of SNOW is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of SNOW.

Autocallable Leveraged Index Return Notes®	TS-28

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”) and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Leveraged Index Return Notes®	TS-29

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date will be based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-10 and “Use of Proceeds and Hedging” on page PS-20 of product supplement STOCK LIRN-1.

Autocallable Leveraged Index Return Notes®	TS-30

Autocallable Leveraged Index Return Notes®
Linked to a Basket of Fifteen Technology Sector Stocks, due May , 2028

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes. Moreover, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measure. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. This gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final term sheet for the notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Autocallable Leveraged Index Return Notes®	TS-31